UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 21, 2023

Voyager Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37625	46-3003182
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

64 Sidney Street Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (857) 259-5340

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	VYGR	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Jude Onyia, Ph.D. as Director

On February 21, 2023 (the “Collaboration Effective Date”), the Board of Directors (the “Board”) of Voyager Therapeutics, Inc. (the “Company”), approved the appointment of Jude Onyia, Ph.D., to serve as a director of the Company, contingent upon and effective as of the closing of the issuance and sale of 4,395,588 shares of common stock of the Company (the “Shares”) to Neurocrine Biosciences, Inc. (“Neurocrine”) in connection with a collaboration and license agreement, by and between the Company and Neurocrine, dated as of January 8, 2023 (the “Collaboration Agreement”), and a stock purchase agreement, by and between the Company and Neurocrine, dated as of January 8, 2023 (the “2023 Stock Purchase Agreement”), and pursuant to the amended and restated investor agreement, by and between the Company and Neurocrine, dated as of January 8, 2023 (the “Amended and Restated Investor Agreement”), in each case, as previously announced.

Dr. Onyia was designated as a Class III director to serve until the 2024 annual meeting of the stockholders of the Company. The Company has agreed that it shall cause Dr. Onyia, or another individual designated by Neurocrine, to be nominated for election to the Board when Dr. Onyia’s initial term is scheduled to expire. Under the Amended and Restated Investor Agreement, Neurocrine’s right to designate an individual to serve as a director on the Board and the Company’s agreement to nominate such individual for election to the Board is subject to specified conditions and shall terminate upon the earliest of (i) Neurocrine holding less than 10% of the Company’s outstanding common stock; (ii) a change of control of the Company or Neurocrine; (iii) a liquidation or dissolution of the Company; and (iv) the date that is ten years from February 23, 2023 (the “Closing Date”).

Dr. Onyia has served as the Chief Scientific Officer of Neurocrine since November 2021 and leads the drug discovery and non-clinical development teams. Dr. Onyia previously served as the Chief Scientific Officer of Capsida Biotherapeutics, Inc., a gene therapy platform company, from June 2021 to November 2021. From January 1995 to September 2014, Dr. Onyia served in various roles of increasing responsibility with Eli Lilly and Company, a pharmaceutical company, including as Vice President of Biotechnology Discovery Research from September 2014 to June 2021. Dr. Onyia holds a B.S. in forest biology from the State University of New York ESF Syracuse and a Ph.D. in cell and molecular biology from the SUNY Health Science Center at Syracuse.

Dr. Onyia is to be compensated for his service as a director of the Company in the same manner as the Company’s other non-employee directors in accordance with the terms of the Company’s non-employee director compensation policy, which provides for (i) an annual cash retainer of $40,000 for service as a member of the Board; (ii) an initial option to purchase 44,000 shares of common stock of the Company at an exercise price equal to the closing price per share of the Company’s common stock on the Nasdaq Global Select Market on the effective date of grant and vesting in equal quarterly installments over a period of four years; and (iii) following each annual meeting of the Company’s stockholders after the director’s first year of service, an option to purchase 22,000 shares of common stock of the Company, vesting on the earlier of the one-year anniversary of the grant date or the next annual meeting of the stockholders.

Dr. Onyia expects to enter into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.9 to the Company’s Registration Statement on Form S-1 (File No. 333-207367) filed with the Securities and Exchange Commission on October 28, 2015. Pursuant to the terms of this agreement, the Company may be required, among other things, to indemnify Dr. Onyia for particular expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as a director of the Company.

Except as described above and provided for in the Amended and Restated Investor Agreement, there are no arrangements or understandings between Dr. Onyia and any other persons pursuant to which he was selected as a director. Dr. Onyia has no family relationships with any of the Company’s directors or executive officers. There are no transactions and no proposed transactions between Dr. Onyia and the Company that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K of the Securities Act of 1933, as amended.

Item 8.01 Other Events.

On the Collaboration Effective Date, the Collaboration Agreement became effective upon the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. On the Closing Date, pursuant to the 2023 Stock Purchase Agreement, the Company issued and sold to Neurocrine the Shares at a price of $8.88 per share, for an aggregate purchase price of approximately $39.0 million. On the Closing Date, the Company also received an upfront payment of approximately $136.0 million from Neurocrine pursuant to the Collaboration Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOYAGER THERAPEUTICS, INC.

Date: February 24, 2023	By:	/s/ Alfred Sandrock, M.D., Ph.D.
Alfred Sandrock, M.D., Ph.D. Chief Executive Officer, President, and Director
(President and Chief Executive Officer)